Exhibit 99.1

Genie Energy Announces Second Quarter 2026 Results

NEWARK, NJ – August 6, 2026:   Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the second quarter of 2026.

Consolidated Highlights

(Unless otherwise noted, results are for 2Q26 and are compared to 2Q25)

●	Revenue decreased to $100.4 million from $105.3 million;

●	Gross profit increased to $33.7 million from $23.5 million; Gross margin increased to 33.5% from 22.3%;

●	Income from operations increased to $6.5 million from $2.3 million;

●	Net income attributable to Genie common stockholders increased to $11.4 million from $2.3 million;

●	EPS increased to $0.43 from $0.09;

●	Adjusted EBITDA[1] increased to $7.5 million from $3.0 million;

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities totaled $204.3 million at June 30, 2026;

●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on or about August 24 with a record date of August 14th;

●	Genie repurchased approximately 48 thousand shares of its Class B Common stock for $659 thousand during 2Q26.

[1]

Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of this non-GAAP metric, as well as reconciliations to its most directly comparable GAAP measures.

Management Commentary - Michael Stein, Chief Executive Officer

Genie delivered strong bottom line results in the second quarter.

At Genie Retail Energy, relatively normalized wholesale energy market conditions enabled us to achieve a gross margin comparable to our long-term historical average, and that drove a significant year-over-year improvement in our bottom-line results even as we increased our customer acquisition spend.  Compared to the prior year quarter, customer acquisitions in 2Q26 skewed toward high value customers, which we expect to favorably impact results in the coming quarters.  Customer acquisitions also continue to diversify our customer base, with notable growth in the Texas power and California gas markets.

At GREW, the topline was flat year-over-year.  However, the segment generated positive EBITDA powered by contributions from our Diversegy energy brokerage and Genie Solar businesses.  Diversegy had a particularly strong quarter of cash generation while executing on its growth strategy.  GREW’s results also reflected our ongoing investment in Roded, our plastic recycling and manufacturing business, and several other early-stage growth initiatives.

Both Diversegy and Genie Solar are on track to expand their bottom lines in the coming quarters.  Diversegy continues to build its book of business and Genie Solar will benefit from its second community solar project which came online late in the second quarter.

For the balance of the year, we are working to boost cash generation across GRE, Diversegy and Genie Solar, make good operational progress in our growth initiatives, and return value to shareholders through opportunistic stock repurchases and our quarterly dividends. We are maintaining our full year 2026 Adjusted EBITDA guidance of $32.5 to $40 million.

Segment Highlights

Genie Retail Energy (GRE)

The year-over-year increases in GRE's income from operations and Adjusted EBITDA were driven by gross margin expansion.  The increase in SG&A expense primarily reflected higher customer acquisition spending resulting from a shift in the sales mix to certain high value customer segments with higher costs of acquisition. The year over year decreases in RCE's and meters largely reflects the expiration of low margin aggregation deals.

GRE Operational and Financial Results*	2Q26	1Q26	2Q25	2Q26-2Q25
Operational metrics (RCEs** and meters in '000s at end of period)
RCEs	345	354	413	(68)
Electricity	265	273	332	(67)
Natural gas	80	82	82	(2)
Meters	363	364	419	(56)
Electricity	267	272	332	(65)
Natural gas	95	92	87	8
Gross meter additions during the period	65	84	70	(5)
Churn***	5.9%	5.8%	4.8%	110 bps

Financial metrics (in millions except for gross margin)	2Q26	2Q25	Change
Revenue	$94.1	$99.0	(4.9)%
Electricity	$83.6	$89.9	(7.0)%
Gas	$10.6	$9.1	16.2%
Gross profit	$30.3	$21.3	42.2%
Gross margin	32.2%	21.5%	1070 bps
Selling, general and administrative expenses	$22.0	$17.3	27.0%
Income from operations	$8.3	$4.0	108.3%
Adjusted EBITDA	$8.7	$4.4	96.7%

*	Numbers may not foot due to rounding
**	RCE (residential customer equivalent) is a measure of annual residential commodity consumption for a typical single-family household equal to 10,000 kWh (electricity) or 1,000 therms (gas)
***	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW achieved positive Adjusted EBITDA in 2Q26 as Diversegy and Genie Solar's margins strengthened.  Genie Solar's year-over-year results benefitted from the opening of its first of two community solar projects in New York state during 4Q25. (The second project began operations late in 2Q26, and had a small impact on the quarter's results.)  GREW results also reflect Genie's investments in early-stage growth initiatives.

GREW Financial Results	2Q26	2Q25	Change
Revenue	$6.3	$6.3	0.2%
Gross profit	$3.3	$2.2	55.0%
Selling, general and administrative expenses	$3.3	$2.3	42.2%
Income from operations	$0.1	$(0.2)	nm
Adjusted EBITDA	$0.3	$(0.1)	nm

* Numbers may not foot due to rounding

    nm - not meaningful

Balance Sheet Highlights

As of June 30, 2026, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $204.3 million.  At the close of 1Q26 on March 31, 2026, these line items totaled $199.8 million.

Total assets as of June 30, 2026 were $369.7 million. Liabilities totaled $114.5 million, and working capital (current assets less current liabilities) totaled $199.6 million.

Trended Financial Information*

(in millions except EPS)**	1Q25	2Q25	3Q25	4Q25	1Q26	2Q26	2024	2025
Total Revenue	$136.8	$105.3	$138.3	$121.6	$142.3	$100.4	$425.2	$502.0
Genie Retail Energy	$132.5	$99.0	$132.4	$114.6	$134.8	$94.1	$403.3	$478.5
Electricity	$104.1	$89.9	$126.6	$92.3	$99.4	$83.6	$350.5	$412.8
Natural gas	$28.4	$9.1	$5.8	$22.4	$35.4	$10.6	$52.1	$65.7
Others	$0.0	$—	$—	$—	$—	$—	$0.7	$0.0
Genie Renewables	$4.3	$6.3	$6.0	$7.0	$7.5	$6.3	$21.9	$23.5
Gross Profit	$37.4	$23.5	$30.0	$33.8	$29.8	$33.7	$138.5	$124.7
Genie Retail Energy	$35.9	$21.3	$27.6	$33.8	$29.1	$30.3	$132.2	$118.5
Genie Renewables	$1.5	$2.2	$2.5	$0.1	$0.7	$3.3	$6.3	$6.1
Gross Margin	27.3%	22.3%	21.7%	27.8%	20.9%	33.5%	32.6%	24.8%
Genie Retail Energy	27.1%	21.5%	20.8%	29.5%	21.6%	32.2%	32.8%	24.8%
Genie Renewables	33.7%	34.5%	41.3%	1.0%	9.9%	53.4%	29.0%	26.1%
Income from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$6.5	$44.9	$27.7
Genie Retail Energy	$16.8	$4.0	$10.2	$13.2	$6.6	$8.3	$56.5	$44.2
Genie Renewables	$(0.9)	$(0.2)	$(0.3)	$(5.7)	$(2.4)	$0.1	$(3.0)	$(7.1)
Net income attributable to Genie common stockholders	$10.4	$2.3	$6.4	$4.8	$2.8	$11.4	$35.5	$24.0
Diluted earnings per share	$0.40	$0.09	$0.25	$0.16	$0.11	$0.43	$1.31	$0.90
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$7.5	$48.5	$32.6

*	Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not foot due to rounding

Conference Call with Genie Energy Management

At 8:30 AM Eastern this morning, Genie Energy’s CEO, Michael Stein, and CFO, Avi Goldin, will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with their remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-877-545-0320 (U.S.) or 1-973-528-0002 (international) and provide the following participant access code: 623488.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (U.S.) or 1-919-882-2331 (international) and providing the replay passcode: 54309. The replay will remain available through Thursday, August 20, 2026.  In addition, a recording of the call will be available for playback through the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division (GREW) holds Genie’s energy brokerage and advisory business, a portfolio of solar generation assets, and early stage growth initiatives. For more information, visit https://genie.com/

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,841	$203,516
Restricted cash	10,148	7,936
Marketable equity securities	9,319	409
Trade accounts receivable, net of allowance for credit losses of $8,972 and $7,876 at June 30, 2026 and December 31, 2025, respectively	55,953	70,062
Inventory	15,251	12,370
Prepaid expenses	15,333	10,567
Other current assets	12,941	17,154
Current assets of discontinued operations	1,293	1,419
Total current assets	305,079	323,433
Property and equipment, net	29,474	28,303
Goodwill	13,898	12,978
Other intangibles, net	1,655	1,804
Deferred income tax assets, net	2,309	2,309
Other assets	17,304	20,553
Total assets	$369,719	$389,380
Liabilities and equity
Current liabilities:
Trade accounts payable	$30,141	$41,094
Accrued expenses	49,606	50,782
Income taxes payable	12,820	28,851
Current debt, net	370	2,139
Due to IDT Corporation, net	99	112
Other current liabilities	9,500	10,052
Current liabilities of discontinued operations	2,981	2,996
Total current liabilities	105,517	136,026
Noncurrent debt, net	6,477	6,529
Other liabilities	2,490	2,379
Total liabilities	114,484	144,934
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 0 shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2026 and December 31, 2025	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 29,365 and 29,339 shares issued and 24,788 and 24,847 shares outstanding at June 30, 2026 and December 31, 2025, respectively	293	293
Additional paid-in capital	159,163	157,763
Treasury stock, at cost, consisting of 4,577 and 4,492 shares of Class B common stock at June 30, 2026 and December 31, 2025	(49,451)	(48,274)
Accumulated other comprehensive income	5,259	4,921
Retained earnings	146,357	136,183
Total Genie Energy Ltd. stockholders’ equity	261,637	250,902
Noncontrolling interests:
Noncontrolling interests	(6,402)	(6,034)
Receivable from issuance of equity	—	(422)
Total noncontrolling interests	(6,402)	(6,456)
Total equity	255,235	244,446
Total liabilities and equity	$369,719	$389,380

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025

Revenues:
Electricity	$83,550	$89,885	$182,962	$193,948
Natural gas	10,581	9,107	45,932	37,516
Other	6,268	6,259	13,817	10,594
Total revenues	100,399	105,251	242,711	242,058
Cost of revenues	66,726	81,771	179,217	181,215
Gross profit	33,673	23,480	63,494	60,843
Operating expenses:
Selling, general and administrative	27,148	21,177	55,097	45,064
Impairment of assets	—	35	—	35
Income from operations	6,525	2,268	8,397	15,744
Interest income	1,511	1,998	3,162	3,979
Interest expense	(121)	(156)	(245)	(345)
Other income, net	3,761	54	4,471	216
Income before income taxes	11,676	4,164	15,785	19,594
Provision for income taxes	(239)	(1,822)	(1,824)	(7,034)
Net income from continuing operations	11,437	2,342	13,961	12,560
Income (loss) from discontinued operations, net of taxes	3	47	(8)	(57)
Net income	11,440	2,389	13,953	12,503
Net income (loss) attributable to noncontrolling interests, net	65	45	(200)	(284)
Net income attributable to Genie Energy Ltd. common stockholders	$11,375	$2,344	$14,153	$12,787

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$11,372	$2,297	$14,161	$12,844
Discontinued operations	3	47	(8)	(57)
Net income attributable to Genie Energy Ltd. common stockholders	$11,375	$2,344	$14,153	$12,787
Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.44	$0.09	$0.54	$0.49
Discontinued operations	—	—	—	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.44	$0.09	$0.54	$0.49
Diluted
Continuing operations	$0.43	$0.09	$0.54	$0.48
Discontinued operations	—	—	—	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.43	$0.09	$0.54	$0.48

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,069	26,173	26,060	26,287
Diluted	26,152	26,516	26,171	26,631

Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2026	2025

Operating activities
Net income	$13,953	$12,503
Net loss from discontinued operations, net of tax	(8)	(57)
Net income from continuing operations	13,961	12,560
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Stock-based compensation	1,350	1,345
Provision for credit losses	1,258	856
Depreciation and amortization	704	470
Impairment of assets	—	35
Inventory valuation allowance	939	—
Unrealized gain on marketable equity securities and investments and other, net	(3,913)	(622)
Gain from sale of investment property	(735)	—
Changes in assets and liabilities:
Trade accounts receivable	12,878	(320)
Inventory	(1,986)	(4,682)
Prepaid expenses	(4,764)	(142)
Other current assets and other assets	(1,244)	(882)
Trade accounts payable, accrued expenses and other liabilities	(12,323)	5,382
Due to IDT Corporation, net	(13)	(8)
Income taxes payable	(16,031)	199
Net cash (used in) provided by operating activities of continuing operations	(9,919)	14,191
Net cash (used in) provided by operating activities of discontinued operations	(13)	2,274
Net cash (used in) provided by operating activities	(9,932)	16,465
Investing activities
Capital expenditures	(3,560)	(3,682)
Purchases of marketable equity securities and other investments, net of cash acquired	(6,655)	(3,667)
Improvements in investment property	(49)	(1,075)
Proceeds from sale of investment property, net	6,474	—
Proceeds from return of investments	4,289	1,173
Net cash used in investing activities	499	(7,251)
Financing activities
Dividends paid	(3,979)	(4,036)
Repurchases of Class B common stock from employees	(517)	(462)
Repayment of debt	(1,978)	—
Repurchases of Class B common stock	(660)	(4,619)
Net cash used in financing activities	(7,134)	(9,117)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	70	(64)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(16,497)	33
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	212,438	201,958
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	195,941	201,991
Less: Cash of discontinued operations at end of period	952	1,000
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$194,989	$200,991

Reconciliation of Non-GAAP Financial Measures for 2Q26

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy discloses Adjusted EBITDA for GRE and on a consolidated basis. Adjusted EBITDA is a non-GAAP financial measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the loss of equity method investees, net.

Management believes that Genie’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie’s competitors. Disclosure of Adjusted EBITDA may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions, and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis and for GRE to its most directly comparable GAAP measure, income from operations.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(In millions. Numbers may not foot due to rounding.)	1Q25	2Q25	3Q25	4Q25	1Q26	2Q26	2024	2025
Income from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$6.5	$44.9	$27.7
Add back
Depreciation and amortization	$0.2	$0.2	$0.3	$0.3	$0.4	$0.3	$0.9	$1.0
Non-cash compensation	$0.7	$0.6	$0.6	$0.6	$0.7	$0.6	$2.3	$2.5
Impairment	$0.0	$0.0	$0.0	$1.6	$0.0	$0.0	$0.2	$1.6
Equity in net loss (income) of equity method investees	$(0.0)	$(0.1)	$(0.0)	$(0.1)	$(0.1)	$0.0	$0.1	$(0.3)
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$7.5	$48.5	$32.6

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(In millions. Numbers may not foot due to rounding.)	2Q26	2Q25
Income from operations	$8.3	$4.0
Add back
Depreciation and amortization	$0.1	$0.1
Stock-based compensation	$0.3	$0.3
Equity in the income of equity method investees	$—	$0.1
Adjusted EBITDA	$8.7	$4.4

Non-GAAP Reconciliation - GREW Adjusted EBITDA

(In millions. Numbers may not foot due to rounding.)	2Q26	2Q25
Income from operations	$0.1	$(0.2)
Add back
Depreciation and amortization	$0.3	$0.2
Stock-based compensation	$0.0	$0.0
Impairment	$—	$0.0
Equity in the income of equity method investees	$(0.0)	$(0.1)
Adjusted EBITDA	$0.3	$(0.1)

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